Exhibit 99

MEDICALCV, INC.
SELLS $4.5 MILLION OF 11% SENIOR SECURED DEBT IN
UNREGISTERED TRANSACTION

MINNEAPOLIS, June 15, 2007 – MedicalCV, Inc. (OTCBB: MCVI) announced today that it has sold $4.5 million of 11% senior secured debt to certain accredited investors in an unregistered transaction.  Prior to the transaction, certain of the investors beneficially owned in excess of 5% of MedicalCV’s common stock.

At closing MedicalCV issued to each investor a five-year warrant to purchase a number of shares of common stock equal to 60% of the principal amount invested by such investor divided by $4.00.  The closing warrants have an exercise price of $4.00 per share and full-ratchet anti-dilution protection for a period of 12 months.  If MedicalCV is not permitted to register for resale all of the shares underlying the closing warrants, the excluded portion of such warrants will be exercisable on a cashless basis.

The debt, which is secured by substantially all of MedicalCV’s assets, has a three-year term.  Interest will be paid at 11% per year.  During the first year, interest will accrue and be added to the principal balance.  At the end of the first year, MedicalCV will issue a five-year warrant to each investor to purchase a number of shares equal to the quotient obtained by dividing (a) 60% of the accrued interest owed to that investor for the first year by (b) $4.00.  During the second and third years, MedicalCV has the option to pay interest in cash, or have the interest accrue and be added to the principal balance, on a quarterly basis.  For each quarter in which MedicalCV determines that the accrued interest should be added to principal, it will issue additional five-year warrants to purchase a number of shares equal to the quotient obtained by dividing (a) 60% of the accrued interest for the quarter by (b) $4.00.  Each of the interest accrual warrants is exercisable at $4.00 per share, contains a cashless exercise provision, and has full-ratchet anti-dilution protection for a period of 12 months from each warrant’s respective date of issuance.

MedicalCV may prepay the notes in part or in full, subject to a prepayment premium of 8% in the first year, 6% in the second year and 3% in the third year.  MedicalCV has also covenanted and agreed that it will not issue any additional 11% senior secured debt.

The investors have registration rights on the common stock underlying the warrants issued at the closing.  No registration rights apply to the interest accrual warrants.  If the required registration statement is not declared effective on or prior to the required effectiveness date, MedicalCV has agreed to pay the investors an amount as liquidated damages equal to 1% of the value of warrants with registration rights (measured at $4.00 per share) per month (pro-rated for any portion thereof) until such deficiency is remedied.

The net proceeds of the offering will be used primarily for working capital purposes.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:	Eapen Chacko
Chief Financial Officer
(651) 234-6672